Exhibit A to Deposit Agreement

No.

____________________________________

AMERICAN DEPOSITARY SHARES
(Each American Depositary Share represents one deposited Share)

THE BANK OF NEW YORK
AMERICAN DEPOSITARY RECEIPT
FOR THE ORDINARY SHARES, PAR VALUE ONE (1) EURO EACH,

OF
REPSOL YPF, S.A.
(INCORPORATED UNDER THE LAWS OF SPAIN)

The Bank of New York as depositary (hereinafter called the "Depositary"), hereby certifies that ______________________________________, or registered assigns IS THE OWNER OF ______________________________

AMERICAN DEPOSITARY SHARES

representing deposited ordinary shares par value One (1) Euro each (herein called "Shares") of Repsol YPF, S.A., a corporation (sociedad anόmina) organized under the laws of Spain (herein called the "Company").  At the date hereof, each American Depositary Share represents one Share which is either deposited or subject to deposit under the deposit agreement at the respective principal offices of Banco Bilbao Vizcaya Argentaria, S.A. and Santander Investment, S.A. (herein called the "Custodian").  Capitalized terms used herein that are not defined herein shall have the meanings assigned to them in the Deposit Agreement.  The Depositary's Office is located at a different address than its principal executive office.  The Depositary's Office is located at 101 Barclay Street, New York, N.Y. 10286, and its principal executive office is located at One Wall Street, New York, N.Y. 10286.

THE DEPOSITARY'S OFFICE ADDRESS IS
101 BARCLAY STREET, NEW YORK, N.Y.  10286

1.

THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called "Receipts"), all issued and to be issued upon the terms and conditions set forth in the deposit agreement, dated as of May 15, 1989 as amended and restated as of February 22, 1993, as further amended and restated as of July 6, 1999, as further amended and restated as of _________, 2008 (herein called the "Deposit Agreement"), by and among the Company, the Depositary, and all Holders from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof.  The Deposit Agreement sets forth the rights of Owners and Holders of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of  such Shares and held thereunder (such Shares, securities, property, and cash are herein called "Deposited Securities").  Copies of the Deposit Agreement are on file at the Depositary's Office in New York City, at the office of the Custodian and at any other designated transfer office.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made.  Capitalized terms not defined herein shall have the meanings set forth in the Deposit Agreement.

2.

SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender of a Receipt (properly endorsed in blank or accompanied by proper instruments of transfer in blank, to the extent required by the Depositary), at the Depositary's Office or at such other offices as it may designate, together with the Holder's written instructions, substantially in the form of, or to substantially the same effect as provided in, Exhibit C to the Deposit Agreement, directing the Depositary to cause the Deposited Securities, the right to receive which is represented by the American Depositary Shares evidenced by such Receipt, to be withdrawn and delivered to or upon the written order of the person or persons designated in such instructions, the Depositary shall request the execution of new Transfer Documents to or upon the written order of the person or persons designated in such instructions ("New Transfer Documents") and shall direct the Custodian to make Delivery without unreasonable delay, subject to the Deposit Agreement and to the provisions of or governing Deposited Securities, to or upon the written order of the person or persons designated in such instructions, of the Deposited Securities the right to receive which is at the time represented by the American Depositary Shares evidenced by such Receipt, together with the New Transfer Documents and the Custodian shall so make Delivery of such Deposited Securities and delivery of such New Transfer Documents at the office of the Custodian or at the request, risk and expense of the Holder at the Depositary's Office, except that the Depositary may, in its discretion, at the request, risk and expense of the Holder, make Delivery of such Deposited Securities and delivery of such New Transfer Documents, without unreasonable delay, to such person or persons at any other place requested by the Holder in such written instructions.  Delivery of Deposited Securities may be made by the delivery of certificates or other indicia of ownership recognized under Spanish law or custom from time to time, to the extent such Deposited Securities may be represented by certificates or such indicia of ownership, which, if required by law, shall be properly endorsed or accompanied by properly executed instruments of transfer, and if such certificates or such indicia of ownership may be so  registered in the name of such Holder, or as ordered by such Holder or properly endorsed or accompanied by proper instruments of transfer.

3.

TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS

The Depositary, subject to the Deposit Agreement, shall register transfers of Receipts in the Receipt register, from time to time upon any surrender of a Receipt at any of its designated transfer offices by the Holder in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by applicable law.  Thereupon the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto evidencing the same aggregate number of American Depositary Shares and the same rights to distributions with respect thereto as were evidenced by the Receipts surrendered.  The Depositary, subject to the Deposit Agreement, shall upon surrender at any of its designated transfer offices of a Receipt or Receipts for the purpose of effecting a split-up or combination of such Receipt or Receipts, execute and deliver a new Receipt or Receipts for any authorized number of American Depositary Shares requested, evidencing the same aggregate number of American Depositary Shares and the same rights to distributions with respect thereto as those evidenced by the Receipt or Receipts surrendered.  As a condition precedent to the execution and delivery, registration, registration of transfer, split-up or combination of any Receipt, the delivery of any distribution thereon or the withdrawal of any Deposited Securities, the Depositary or the Custodian may, and upon instructions of the Company shall, require of the Holder, the presentor of the Receipt or the depositor of Shares:  (a) payment of a sum sufficient to pay or reimburse any of them for payment of any of the following (unless payable by the Company as set forth in Section 5.9 of the Deposit Agreement):  (i) any stock transfer or other tax (including, but not limited to, any Spanish coporate tax or income tax on individuals) or other governmental charge with respect thereto, (ii) any stock transfer or registration fees for the registration of Shares or other Deposited Securities upon any applicable register or brokerage fees applied by the Spanish stock exchanges or the relevant member of such stock exchanges acting as a broker-dealer or any other person authorized under Spanish Law to act in a similar capacity and (iii) any charges of the Depositary upon delivery of Receipts against deposits of Shares and upon withdrawal of Deposited Securities against surrender of Receipts that are set forth in Section 5.9 of the Deposit Agreement; (b) the production of proof satisfactory to either the Depositary or the Custodian, as the case may be, as to the identity and genuineness of any signature and as to any other matter contemplated by Section 3.1 of the Deposit Agreement; (c) delivery of any forms required by Spanish Law or custom in connection with  Delivery of Deposited Securities or with execution or delivery of Transfer Documents; and (d) compliance with such reasonable regulations, requirements or conditions, if any, as the Depositary may establish consistent with the provisions of the Deposit Agreement including without limitation, paragraph (22) of this Receipt.

The delivery of Receipts against deposits of Shares may be suspended, deposits of Shares may be refused, or the registration of transfer of Receipts, their split-up or combination may be suspended in particular instances or generally, when the Receipt register is closed, or at any time or from time to time when any such action is deemed necessary or advisable by the Depositary or the Company for any reason, including without limitation any requirement of law or of any government or governmental body or commission, any provision of the Deposit Agreement or the provisions of or governing Deposited Securities, any meeting (Junta General de Accionistas) of Shareholders or any payment of dividends.  The surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended, subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities.  Without limitation of the foregoing, and notwithstanding anything in the Deposit Agreement to the contrary, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered pursuant to the provisions of the Securities Act of 1933, unless a registration statement under the Securities Act of 1933 is in effect as to such Shares.

4.

LIABILITY OF OWNER FOR TAXES.

If any tax or other governmental charge shall become payable by or on behalf of the Custodian, the Depositary or the Company with respect to any Receipt or any Deposited Securities, the right to receive which is represented by the American Depositary Shares evidenced by such Receipt, including any taxes payable on transfer, such tax or other governmental charge shall be payable by the Holder of such Receipt, who shall pay the amount thereof to the Depositary.  The Depositary may, and upon instructions from the Company shall, (i) refuse to effect any registration of transfer of such Receipt or any split-up or combination thereof or any withdrawal of such Deposited Securities until such payment is made, or (ii) withhold or deduct from any distributions on such Deposited Securities or sell for the account of the Holder thereof any part or all of such Deposited Securities (after attempting by reasonable means to notify such Holder prior to such sale), and apply, after deduction for its expenses incurred in connection therewith, the net proceeds of any such sale in payment of such tax or other governmental charge, the Holder of such Receipt remaining liable for any deficiency.

5.

WARRANTIES OF DEPOSITORS.

Every person depositing Shares hereunder shall be deemed thereby to represent and warrant that such Shares have been duly and validly authorized and issued and are subscribed, fully paid and nonassessable and free of preemptive rights, that the certificates therefor (where applicable) have been validly authorized and issued, and that the person making such deposit is duly authorized so to do.  Every such person shall also be deemed to represent that the deposit of Shares or sale of Receipts by that person is not restricted under the Securities Act of 1933.  Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

6.

FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Holder of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof as to citizenship, residence, exchange control approval, legal or beneficial ownership of Receipts, Deposited Securities or other securities, compliance with all applicable laws and regulations, all applicable provisions of or governing Deposited Securities and the terms of the Deposit Agreement, or other information, and to execute and deliver to the Depositary or the Custodian such certificates, including such representations and warranties, as the Depositary may deem necessary or proper or as the Company may require by written request to the Depositary or the Custodian.  The Depositary may, and at the request of the Company shall, withhold the delivery or registration of transfer of any Receipt or any distribution on or withdrawal of any Deposited Securities  the right to receive which is represented by the American Depositary Shares evidenced by such Receipt, until the foregoing is accomplished to the Company's and the Depositary's satisfaction.

7.

CHARGES OF DEPOSITARY.

The Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time.  The Depositary shall present its statement for such charges and expenses to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.3 of the Deposit Agreement), whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the share register of the Company and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals hereunder, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.5 of the Deposit Agreement, (5) a fee not in excess of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.3 of the Deposit Agreement, the execution and delivery of Receipts pursuant to Section 4.3 of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.5 of the Deposit Agreement, and (6) a fee for, and deduct such fee from, the distribution of proceeds pursuant to Section 4.3 of the Deposit Agreement, such fee being in an amount equal to the fee for the issuance of American Depositary Shares referred to above which would have been charged as a result of the deposit by owners of Shares received in exercise of rights distributed to them pursuant to such Section 4.3, but which rights are instead sold by the Depositary, and the net proceeds distributed.

The Depositary, subject to Paragraph (8) hereof, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

8.

PRE-RELEASE OF RECEIPTS.

Neither the Depositary nor the Custodian shall deliver Shares, by physical delivery, book entry or otherwise, or otherwise permit Shares to be withdrawn, except upon receipt and cancellation of Receipts, in a transaction contemplated by Section 4.8 of the Deposit Agreement or by another provision of the Deposit Agreement which contemplates the delivery of Shares to the Issuer or its agent, or as required by law.  Neither the Depositary nor the Custodian shall issue Receipts prior to the receipt by the Depositary, the Custodian or their nominees of corresponding Shares.

9.

TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive Holder and Owner of this Receipt by accepting or holding the same consents and agrees, that title to a Receipt, when properly endorsed or accompanied by properly executed instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided that the Company and the Depositary, notwithstanding any notice to the contrary, may treat the Holder thereof as the absolute owner thereof for the purpose of determining the person entitled to any distribution or notice and for all other purposes.

10.

VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary and, if a Registrar for the Receipts shall have been appointed, countersigned by the manual or facsimile signature of a duly authorized officer of the Registrar.

11.

REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files all required reports with the Securities and Exchange Commission (hereinafter called the "Commission").  Such reports and communications will be available for inspection and copying by Holders at the public reference facilities maintained by the Commission located at 100 F Street, N.E., Washington, D.C. 20549.

The Depositary will make available for inspection by Holders of receipts at the Depositary's Office, at the office of the Custodian and at any other designated transfer office any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary or the Custodian as the Holder of the Deposited Securities and (b) made generally available to the Holders of such Deposited Securities by the Company.  The Depositary will also send to Holders of receipts copies of such reports when furnished by the Company pursuant to the Deposit Agreement.

The Depositary shall keep at its transfer office in the Borough of Manhattan, The City of New York, a register for the registration of Receipts and transfers of Receipts that at all reasonable times shall be open for inspection by the Holders and the Company; provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.  The Depositary may close the register at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder, and shall close the register when so requested by the Company; provided that the register shall be open at all reasonable times for inspection by the Company.

12.

DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary or the Custodian shall receive any cash dividend or other cash distribution upon any Deposited Securities, the Depositary shall, after any necessary conversion of such distribution into U.S. dollars pursuant to Section 4.5 of the Deposit Agreement and after fixing a record date in respect thereof pursuant to Section 4.6 of the Deposit Agreement, subject to the Deposit Agreement, promptly distribute the amount thus received, by checks drawn on a bank in The City of New York, to the Holders on such record date of Receipts evidencing American Depositary Shares representing the right to receive such Deposited Securities, in proportion to the number of American Depositary Shares representing the right to receive such Deposited Securities held by each of them respectively; provided that the Depositary shall make appropriate adjustments in the amounts so distributed in respect of (a) any of such Deposited Securities being not entitled, by reason of date of issuance or otherwise, to receive all or any portion of such distribution or (b) any amounts (i) withheld or requested to be withheld by the Company, the Custodian or the Depositary from any such distribution on account of taxes or other governmental charges, or (ii) charged by the Depositary in the conversion of foreign currency into U.S. dollars pursuant to Section 4.5 of the Deposit Agreement.  The Depositary shall distribute only such amount as can be distributed without distributing to any Holder a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders of receipts then outstanding.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may, or if the Company so requests, the Depositary shall, subject to the Deposit Agreement, distribute to the Holders on a record date fixed pursuant to Section 4.6 of the Deposit Agreement of Receipts evidencing American Depositary Shares representing the right to receive such Deposited Securities, in proportion to the number of American Depositary Shares representing the right to receive such Deposited Securities held by each of them respectively, additional Receipts for an aggregate number of American Depositary Shares representing the number of Shares received as such dividend or free distribution.  In lieu of delivering Receipts for fractional American Depositary Shares in the case of any such distribution, the Depositary shall sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds of such sale to the Holders entitled thereto as in the case of a distribution received in cash pursuant to Section 4.1 of the Deposit Agreement.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the right to receive its proportionate interest in the additional Shares so distributed upon such Deposited Securities.  The Depositary may withhold any distribution of Receipts under Section 4.2 of the Deposit Agreement to Holders having an address in the United States until the Company furnishes to the Depositary (a) evidence that a registration statement under the Securities Act of 1933 covering such Receipts and related Shares is in effect or (b) an opinion of counsel for the Company in the United States satisfactory to the Depositary to the effect that such distribution does not require registration under the Securities Act of 1933; provided that the Company shall have no obligation to so register, furnish such evidence or furnish such opinion.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Holders of receipts entitled thereto.

13.

CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary or the Custodian shall receive foreign currency, as a cash dividend or other distribution or as the net proceeds from the sale of securities, property or rights, which, in the judgment of the Depositary, can then be converted on a reasonable basis into U.S. dollars which can then be transferred to the United States, the Depositary shall convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into U.S. dollars and shall transfer the resulting U.S.  dollars (after deduction of its customary charges and expenses in effecting such conversion) to the United States.  Such U.S. dollars shall be distributed to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments that entitle the Holders thereof to such U.S. dollars, then to the Holders of such warrants or instruments, as applicable, upon surrender thereof for cancellation.  Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions or otherwise.

If such conversion or distribution can be effected only with the approval or license or notification to of any government or agency thereof, the Depositary shall file such application for approval or license or give such notice, if any, as it may deem desirable.  If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any governmental authority or agency thereof that is required for such conversion is denied or in the opinion of the Depositary is not obtainable at a reasonable cost or within a reasonable period, the Depositary shall, in its discretion but subject to applicable laws and regulations, either distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to, or hold such foreign currency, without liability for interest thereon, for the respective accounts of, the Holders entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, can be effected for distribution to some but not all of the Holders entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance for the respective accounts of, the Holders entitled thereto for whom such conversion and distribution is not practicable.

14.

RIGHTS.

If the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any right of any nature:  (a) if at the time of the offering of any such rights the Depositary determines that it is lawful and feasible to make such rights available to Holders by means of warrants or otherwise, the Depositary shall distribute such warrants or other instruments therefor in such form as it may determine to the Holders on a record date fixed pursuant to Section 4.6 of the Deposit Agreement Receipts evidencing American Depositary Shares representing the right to receive such Deposited Securities, in proportion to the number of American Depositary Shares representing such Deposited Securities held by each of them respectively, or employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such Holders; or (b) if at the time of any such offering of any such rights the Depositary determines that it is not lawful or not feasible to make such rights available to Holders by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and appear to be about to lapse, the Depositary shall sell such rights or such warrants or other instruments on a stock exchange on which such rights are listed or over-the-counter market on which such rights are traded (or, with the written approval of the Company, at private sale), at such place or places and upon such terms as it may deem proper and may allocate the proceeds of such sale for account of the Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, or the date of delivery of any Receipt or Receipts, or otherwise, and distribute the net proceeds so allocated to the Holders entitled thereto to the extent practicable as in the case of a distribution received in cash pursuant to Section 4.1 of the Deposit Agreement.  The Depositary will not offer such rights to Holders having an address in the United States, unless the Company furnishes to the Depositary (x) evidence that a registration statement under the Securities Act of 1933 covering such offering is in effect or (y) an opinion of counsel for the Company in the United States satisfactory to the Depositary to the effect that such offering does not require registration under the Securities Act of 1933; provided that the Company shall not be obligated to furnish such evidence or opinion and provided further that if such rights are not offered to the Holders, the Depositary shall sell such rights and distribute the proceeds of such sale as specified in clause (b) of the first sentence of Section 4.3 of the Deposit Agreement.  The Holders alone shall be responsible for payment of any taxes or other governmental charges due as a result of sales or transfers pursuant to Section 4.3 of the Deposit Agreement.

15.

RECORD DATES.

Whenever any distribution is being made upon any Deposited Securities, or any meeting (Junta General de Accionistas) of holders of Shares or other Deposited Securities is being held or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary shall fix, and shall notify the Holders and the Company of, a record date (which will be on or as close as is practicable to the record date fixed by the Issuer) for the determination of the Holders of receipts evidencing the American Depositary Shares representing the right to receive such Deposited Securities who shall be entitled to receive such distribution or the net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting, to receive such notice or solicitation or to act in respect of such other matter.  Subject to the Deposit Agreement, only such Holders at the close of business on such record date shall be entitled to receive any such distribution or proceeds, to give such voting instructions, to receive such notice or solicitation or to act in respect of any such other matter.

16.

VOTING OF DEPOSITED SECURITIES.

As soon as practicable after receipt, pursuant to Section 5.6 of the Deposit Agreement, of notice in English of any meeting (Junta General de Accionistas) or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall mail to the Holders a notice containing (i) such information as is contained in such notice of meeting and in the solicitation materials, if any, (ii) a statement that each Holder at the close of business on a specified record date will be entitled, subject to any of the provisions of law, the Estatutos and the provisions of or governing Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities the right to receive which is represented by the American Depositary Shares evidenced by such Holder's Receipts, including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company, and (iii) a statement as to the manner in which such instructions may be given.  Upon the written request of a Holder on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under any applicable provisions of law and the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities the right to receive which is represented by the American Depositary Shares evidenced by such Holder's Receipts in accordance with any nondiscretionary instructions set forth in such request.  The Depositary shall not vote any Deposited Securities except in accordance with written instructions from Holders entitled hereunder to give such instructions.

17.

CHANGES AFFECTING DEPOSITED SECURITIES.

Upon any change in nominal value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities that shall be received by the Depositary in exchange for, or in conversion, replacement, or otherwise in respect of, Deposited Securities shall be treated as Deposited Securities under the Deposit Agreement, and the Receipts shall thenceforth evidence American Depositary Shares representing the right to receive the Deposited Securities including the securities so received to the extent additional Receipts are not delivered pursuant to the following sentence.  In any such case the Depositary may with the Company's approval, and shall if the Company shall so request, subject to the Deposit Agreement, execute and deliver additional Receipts as in the case of a dividend of Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such newly received Deposited Securities.

18.

LIABILITY OF THE COMPANY AND DEPOSITARY.

Neither the Depositary or its agents, nor the Company or its agents shall incur any liability if, by reason of any present or future law of the United States or any other country, or of any other governmental authority or by reason of any provision thereof, act of God, war or other circumstances beyond its control or, in the case of the Depositary and its agents, any provision of the Company's By-laws or of the securities deposited pursuant to the Deposit Agreement, the Depositary, its agents, the Company or its agents shall be prevented or forbidden from, or subjected to any civil or criminal penalty on account of, or delayed in, doing or performing any act or thing which by the terms of the Deposit Agreement, the Company's By-laws or the Deposited Securities it is provided shall be done or performed or the Depositary or the Company shall be obliged to do or perform any act or thing which is inconsistent with the provision of the Deposit Agreement; nor shall the Depositary or its agents nor the Company or its agents incur any liability to any Holder or other person by reason of any nonperformance or delay, caused as aforesaid, in performance of any act or thing that the terms of the Deposit Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.  The Company assumes no obligation and shall be subject to no liability under the Deposit Agreement or the Receipts to Holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without negligence or bad faith.  Each of the Depositary and its agents assumes no obligation and shall be subject to no liability under the Deposit Agreement or the Receipts to Holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without negligence or bad faith.  Without limitation of the preceding sentence, none of the Depositary, its agents or the Company shall be (a) under any obligation to appear in, prosecute or defend any action, suit or other proceeding on behalf of the Holders in respect of any Deposited Securities or the Receipts that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required, or (b) liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information.  Each of the Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote, provided any such action or nonaction is in good faith.

The Company shall indemnify, defend and save harmless the Depositary for acts of the Depositary, the Custodian and the Receipt registrar (the "indemnified persons") against any loss, liability or expense (including fees and expenses of counsel) that may arise (a) out of acts performed or omitted in accordance with the Deposit Agreement and the Receipts, as the same may be amended, modified or supplemented from time to time, (i) by any indemnified person, except to the extent such loss, liability or expense is due to negligence or bad faith of such indemnified person, or (ii) by the Company or any of its agents, (b) out of or in connection with any offer or sale to the public of the American Depositary Shares evidenced by Receipts or any registration statement under the Securities Act of 1933 in respect thereof, except to the extent such loss, liability or expense is due to information (or omissions from such information) relating to such indemnified person, furnished in writing to the Company by such indemnified person expressly for use in a registration statement under the Securities Act of 1933 or (c) out of or in connection with any tax levied or asserted by the Kingdom of Spain on the Depositary (other than tax on the Depositary's overall net income) as a result of performing its required functions as Depositary hereunder, which shall not operate to relieve any Holder of any liability it may have with respect thereto.  The Depositary agrees to indemnify the Company and hold it harmless from any liability or expense (including fees and expenses of counsel) which may arise out of acts performed or omitted by the Depositary, the Custodian or Receipt registrar (other than any Receipt registrar appointed at the request of the Company) due to their negligence or bad faith.  The obligations set forth in Section 5.8 of the Deposit Agreement shall survive the termination of the Deposit Agreement and the succession or substitution of any indemnified person.  No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.

19.

RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary, such resignation or removal to take effect upon the appointment of and acceptance by a successor depositary as hereinafter provided.  In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its reasonable efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York.  If the Company shall have used its reasonable efforts to appoint a successor depositary it shall have no liability to the Holders for any failure to appoint such a successor.  Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder and such evidence of establishment of any arrangements reasonably required by the Company to ensure such successor will be able to carry out its obligations under the Deposit Agreement, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Company shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, and such predecessor shall thereupon duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor and shall deliver to such successor a list of the Holders.  Any such successor depositary shall promptly mail notice of its appointment to the Holders.  Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.  Whenever the Depositary in its discretion determines that it is in the best interest of the Holders of receipts to do so, it may appoint a substitute or additional custodian or custodians.

20.

AMENDMENT.

The Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended in any respect by agreement between the Company and the Depositary.  Any amendment that shall impose or increase any fees or charges (other than taxes or other governmental charges) or that shall otherwise prejudice any substantial existing right of Holders shall not, however, become effective as to outstanding Receipts until the expiration of 30 days after notice of such amendment shall have been given to the Holders.  Every Holder at the expiration of 30 days after such notice shall be deemed by holding such Receipt to consent and agree to such amendment and to be bound by the Deposit Agreement or the Receipts as amended thereby.  In no event shall any amendment impair the right of the Holder of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

21.

TERMINATION OF DEPOSIT AGREEMENT.

The Depositary shall at any time at the direction of the Company terminate the Deposit Agreement by giving notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may terminate the Deposit Agreement upon the notice set forth in the preceding sentence of the Section 6.2 of the Deposit Agreement, at any time after 90 days after the Depositary shall have delivered to the Company its written resignation, provided that no successor depositary shall have been appointed and accepted its appointment as provided in Section 5.4 of the Deposit Agreement before the end of such 90 days.  After the date so fixed for termination, the Depositary and its agents shall perform no further acts under the Deposit Agreement, except to advise Holders of such termination, to receive and hold distributions on Deposited Securities (or sell property or rights or convert Deposited Securities into cash as provided in the Deposit Agreement) and to deliver Deposited Securities in exchange for Receipts surrendered to the Depositary.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and may thereafter (so long as it may lawfully do so) hold the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Holders of receipts that have not theretofore been surrendered, such Holders thereupon becoming general creditors of the Depositary with respect to such net proceeds.  After making such sale, the Depositary shall be discharged from all obligations in respect of the Receipts and the Deposit Agreement, except to account for such net proceeds and other cash.  After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents under Sections 5.8 and 5.9 of the Deposit Agreement.

22.

COMPLIANCE WITH U.S. SECURITIES LAWS.

Notwithstanding any terms of this Receipt or the Deposit Agreement to the contrary, the Company and the Depositary have each agreed that it will not exercise any rights it has  under the Deposit Agreement or the Receipt to prevent the withdrawal or delivery of Deposited Securities in a manner which would violate the United States securities laws, including, but not limited to Section I A(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

23.

UNCERTIFICATED AMERICAN DEPOSITARY SHARES, DTC DIRECT REGISTRATION SYSTEM.

Notwithstanding anything to the contrary in the Deposit Agreement:

(a)

American Depositary Shares may be certificated securities evidenced by Receipts or uncertificated securities.  This Receipt summarizes the terms and conditions of, and will be the prospectus required under the Securities Act of 1933 for, both certificated and uncertificated American Depositary Shares.  Except for those provisions of the Deposit Agreement that by their nature do not apply to uncertificated American Depositary Shares, all the provisions of the Deposit Agreement shall apply, mutatis mutandis, to both certificated and uncertificated American Depositary Shares.

(b)

(i)

The term “deliver”, or its noun form, when used with respect to Receipts, shall mean (A) book-entry transfer of American Depositary Shares to an account at The Depository Trust Company, or its successor (“DTC”), designated by the person entitled to such delivery, evidencing American Depositary Shares registered in the name requested by that person,  (B) registration of American Depositary Shares not evidenced by a Receipt on the books of the Depositary in the name requested by the person entitled to such delivery and  mailing to that person of a statement confirming that registration or (C) if requested by the person entitled to such delivery, delivery at the Corporate Trust Office of the Depositary to the person entitled to such delivery of one or more Receipts.

(ii)

The term “surrender”, when used with respect to Receipts, shall mean (A) one or more book-entry transfers of American Depositary Shares to the DTC account of the Depositary, (B) delivery to the Depositary at its Corporate Trust Office of an instruction to surrender American Depositary Shares not evidenced by a Receipt  or (C) surrender to the Depositary at its Corporate Trust Office of one or more Receipts evidencing American Depositary Shares.

(c)

American Depositary Shares not evidenced by Receipts shall be transferable as uncertificated registered securities under the laws of New York.

(d)

The Depositary shall have a duty to register a transfer, in the case of uncertificated American Depositary Shares, upon receipt from the Holder of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in subsection (f) below).  The Depositary, upon surrender of a Receipt for the purpose of exchanging it for uncertificated American Depositary Shares, shall cancel that Receipt and send the Holder a statement confirming that the Holder is the owner of the same number of uncertificated American Depositary Shares that the surrendered Receipt evidenced. The Depositary, upon receipt of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in subsection (f) below) from the Holder of uncertificated American Depositary Shares for the purpose of exchanging them for certificated American Depositary Shares, shall execute and deliver to the Holder a Receipt evidencing the same number of certificated American Depositary Shares.

(e)

Upon satisfaction of the conditions for replacement of a Receipt that is mutilated, lost, destroyed or stolen, the Depositary shall deliver to the Holder the American Depositary Shares evidenced by that Receipt in uncertificated form unless otherwise requested by the Holder.

(f)

(i)  The parties acknowledge that the Direct Registration System (“DRS”) and Profile Modification System (“Profile”) shall apply to uncertificated American Depositary Shares upon acceptance thereof to DRS by DTC.  DRS is the system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto.  Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an Holder of American Depositary Shares, to direct the Depositary to register a transfer of those American Depositary Shares to DTC or its nominee and to deliver those American Depositary Shares to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the Holder to register such transfer.

(ii)  In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties understand that the Depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an Holder in requesting a registration of transfer and delivery as described in subsection (i) above has the actual authority to act on behalf of the Holder (notwithstanding any requirements under the Uniform Commercial Code).  For the avoidance of doubt, the provisions of Sections 5.3 and 5.8 of the Deposit Agreement shall apply to the matters arising from the use of the DRS.  The parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the Deposit Agreement shall not constitute negligence or bad faith on the part of the Depositary.

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

NOTE:

The signature to any endorsement hereon must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this Receipt.

All endorsements or assignments of Receipts must be guaranteed by an "eligible guarantor institution" (including, but not limited to, a New York Stock Exchange member firm or member of the Clearing House of the American Stock Exchange Clearing Corporation or by a bank or trust company having an office or correspondent in The City of New York) meeting the requirements of the Depositary, which requirements   include membership or participation in STAMP or such other "signature guarantee program" as may be determined by the Depositary in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.